EXHIBIT 21

SUBSIDIARIES OF CARDIOTECH INTERNATIONAL, INC.

State or Other Jurisdiction of

Name

Incorporation or Organization

CardioTech International Limited    United Kingdom

CardioTech Acquisition Corp         Delaware, USA